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AMENDMENT NO. 2 TO RIGHTS AGREEMENT

    THIS AMENDMENT NO. 2 (this "Amendment"), dated as of July 18, 2001, among Biosite Incorporated (f.k.a. Biosite Diagnostics Incorporated), a Delaware corporation (the "Company"), Fleet National Bank (f/k/a BankBoston, N.A.) ("Fleet National Bank"), and American Stock Transfer and Trust ("American") to the Rights Agreement, dated as of October 22, 1997, as amended by Amendment No. 1 as of December 9, 1999 between the Company and Fleet National Bank as Rights Agent (the "Rights Agreement").

    A.  The Company and Fleet National Bank have heretofore entered into the Rights Agreement pursuant to which Fleet National Bank was appointed to serve as the Rights Agent under the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

    B.  The Company desires to appoint American as successor Rights Agent under the Rights Agreement, effective as of March 1, 2000, and as of such date, Fleet National Bank will be relieved of its duties as Rights Agent under the Rights Agreement.

    C.  In connection with the resignation of Fleet National Bank as Rights Agent and the appointment of American as successor Rights Agent, the Company, Fleet National Bank and American desire to amend the Rights Agreement in certain respects.

    D.  The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement such that the Purchase Price for each one one-thousandth share of Preferred Stock pursuant to the exercise of a Right be increased from $50.00 to $100.00 and the Final Expiration Date be extended from October 22, 2007 until June 1, 2011.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

    1.  Resignation of Rights Agent. Fleet National Bank hereby resigns as Rights Agent under the Rights Agreement, effective as of March 1, 2000, and the Company hereby accepts such resignation.

    2.  Appointment of the Successor Rights Agent. The Company hereby appoints American as successor Rights Agent under the Rights Agreement, effective as of March 1, 2000, American hereby accepts such appointment.

    3.  Amendment of Rights Agreement. Effective as of the date of appointment of American as successor Rights Agent, the Rights Agreement shall be amended as follows:

      (a) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

    "American Stock Transfer and Trust
    6201 15th Avenue
    Brooklyn, NY 11219
    Attention: Rosie Rosenbloom"

      (b) All references in the Rights Agreement to "Fleet National Bank" or to "BankBoston, N.A." as Rights Agent shall for all purposes be deemed to refer to "American Stock Transfer and Trust."

      (c) Section 22 of the Rights Agreement is hereby amended by deleting the sentence that begins with "Any successor Rights Agent...." and ends with "... an affiliate of a corporation described in clause (a) of this sentence." and submitting in lieu thereof the following sentence:

    "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of the State of New York or the State of California (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York or the State of California), in good standing, having a principal office in the State of New York or the State of California, which is authorized under such laws to exercise corporate trust or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an affiliate of a corporation described in clause (a) of this sentence."

    4.  All references in the Rights Agreement and Exhibits attached thereto to "$50.00" shall be deleted and substituted with "$100.00".

    5.  All references in the Rights Agreement and Exhibits attached thereto to "October 22, 2007" shall be deleted and substituted with "June 1, 2011".

    6.  All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

    7.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

    8.  This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		BIOSITE DIAGNOSTICS INCORPORATED

By:	/s/ KIM BLICKENSTAFF	By:	/s/ CHRISTOPHER J. TWOMEY

Title:	President and CEO	Title:	VP Finance, CFO

Attest:		FLEET NATIONAL BANK

By:	/s/ WILLIAM GUSTAFSON	By:	/s/ [ILLEGIBLE]

Title:	Account Manager	Title:	Management Practice, Managing Director

Attest:		AMERICAN STOCK TRANSFER AND TRUST

By:	/s/ [ILLEGIBLE]	By:	/s/ HERBERT J. LEMMER

Title:	Vice President	Title:	Vice President

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AMENDMENT NO. 2 TO RIGHTS AGREEMENT